Exhibit 99.1

CONTACT:

Samuel K. Ackerman, MD

Chairman & CEO

617-926-1551

sackerman@vitechnologies.com

Vitex Reports Second Quarter Results for 2005

Watertown, MA (July 27, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, today announced its financial results for the second quarter ended June 30, 2005.

Vitex closed its merger with Panacos Pharmaceuticals, Inc. (“Panacos”) in March, 2005. For accounting purposes, the transaction is considered a “reverse merger” under which Panacos is considered the acquirer of Vitex. Accordingly, 2004 results and share counts used for comparison with 2005 reflect Panacos historical information.

For the second quarter of 2005, Vitex reported a net loss of $8.3 million or $0.21 per share versus a net loss of $3.7 million or $7.41 per share for the second quarter of 2004. One time charges of $2.2 million were included in the net loss in the second quarter of 2005. These charges had no cash impact in the reported results for the second quarter of 2005 and are largely associated with the decision to discontinue development of the INACTINE system for red blood cells.

Revenue from research funding in the second quarter of 2005 was $0.3 million, essentially unchanged from the second quarter of 2004. Research and development spending in the second quarter of 2005 increased to $4.6 million from $2.8 million in the second quarter of 2004. The majority of the increase was attributable to the increased PA-457 expenses associated with the Phase 2a clinical studies versus the earlier stage Phase 1 trials that were in progress during Q2, 2004. Also contributing to the year over year increase was spending associated with preparing for later stage trials of PA-457, and the expanded investment in pre-clinical programs targeted at developing additional novel clinical drug candidates to treat HIV.

General and administrative spending in the second quarter of 2005 increased to $2.3 million from $0.7 million in the second quarter of 2004. Approximately one third of the increase is due to adding the public company infrastructure of Vitex as a result of the merger. In the second quarter of 2005, the company also recorded a charge for severance expenses of approximately $0.5 million due in part to the decision to discontinue investment in the development of the INACTINE system for red blood cells. This charge had no cash impact in the second quarter of 2005 but will have a cash impact in Q3, 2005 and Q1, 2006.

In addition, the company recorded a non-cash impairment charge of $1.65 million as a result of the decision to discontinue development of the INACTINE system. The charge includes tangible and intangible assets associated with the development of the INACTINE system.

Unrestricted cash and cash equivalents were $15.3 million at June 30, 2005. On April 29, 2005, Vitex closed a rights offering of the Company’s common stock to Vitex shareholders of record as of March 9, 2005. Vitex issued approximately 1.23 million shares and raised gross proceeds of approximately $2.5 million. The Company also filed a shelf registration statement on Form S-3 in the second quarter of 2005 with the Securities and Exchange Commission (SEC). The registration statement was declared effective in July by the SEC and allows Vitex, from time to time, to offer and sell up to $50 million in equity securities.

“During the second quarter, we made strong progress with the development of PA-457, our oral maturation inhibitor for treatment of HIV currently in Phase 2 clinical testing,” said Dr. Samuel Ackerman, Chairman and CEO of Vitex. “Following our recent successful Phase 1/2 study, we look forward to reporting the results of our Phase 2a trial later this quarter. Our team is now completely focused on developing innovative orally available therapeutics for HIV and other major viral infections.”

PA-457 is the first in a new class of oral HIV therapeutics discovered by Vitex scientists called maturation inhibitors. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to have potent activity against HIV, including strains that are resistant to existing classes of drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure.

Highlights for Q2 2005 include:

•	Vitex continued enrolling patients in the Phase 2a trial during the second quarter and completed enrollment and dosing of subjects in the study in July, 2005. In this study PA-457 or placebo was administered once daily for ten days to 32 HIV-infected patients off other therapy with the objective of determining the magnitude of viral load reduction following multiple doses of PA-457. The Company is targeting to submit the data in a late-breaker abstract during August, 2005 for presentation, if accepted, at the 45th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) to be held September 21 – 24 in New Orleans, LA.

•	The Company continued preparations to initiate a Phase 2b study at multiple clinical sites in the U.S. In this study, PA-457 will be administered to HIV-infected patients in combination with other approved HIV drugs to determine its effect on viral load and its safety. Based on our internal data and prior data in the scientific literature which suggested limited potential for significant drug interactions between PA-457 and approved HIV drugs, the Company proposed that drug interaction analysis also be incorporated into the Phase 2b study rather than designing separate clinical trials to assess potential drug interactions. However, in a recent communication, FDA suggested that two separate drug interaction studies be conducted prior to the Phase 2b trial, to study the possible effects of co-administration of PA-457 with ritonavir or atazanavir. The Company plans to perform the two clinical studies recommended by FDA, which are of relatively short duration and are projected to result in the initiation of the Phase 2b study in the first half of 2006 rather than our prior estimate of Q4, 2005.

•	Vitex announced that it will discontinue direct investment in the development of the INACTINE system while undertaking efforts to license the technology and intellectual property to potential partners.

•	Based on the decision to focus future efforts on the development and commercialization of innovative antiviral therapeutics based on the therapeutic platform acquired earlier this year with the merger with Panacos Pharmaceuticals, the Company announced that subject to shareholder approval, it will change the corporate name to Panacos Pharmaceuticals.

•	Vitex was added to the new Russell Microcap™ Index. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

Vitex will hold a conference call today to discuss the second quarter results at 9:00 AM (EDT). The conference call may be accessed by dialing 800-905-0392 (domestic) or 785-832-2422 (international). A replay of the conference call will be available for 48 hours and may be accessed by dialing 888-562-2849 (domestic) or 402-220-7359 (international).

About Vitex

Vitex is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex’s proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus maturation and virus fusion. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the progress of clinical development of PA-457 and the timing of results of clinical trials, the execution of the Company’s financing plans, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Research funding	$281	$271	$733	$494

Operating expenses:
Research and development costs	4,622	2,767	8,912	4,266
General and administrative expenses	2,347	643	3,717	1,045
In-process research and development	—	—	19,417	—
Impairment charge	1,650	—	13,773	—

Total operating expenses	8,619	3,410	45,819	5,311

Loss from operations	(8,338)	(3,139)	(45,086)	(4,817)

Interest (income) expense, net	(95)	(15)	(122)	103
Other (income) expense, net	7	—	(15)	—

Net loss	(8,250)	(3,124)	(44,949)	(4,920)

Accretion of preferred stock dividends	—	542	—	782

Net loss available to common stockholders	$(8,250)	$(3,666)	$(44,949)	$(5,702)

Basic and diluted net loss per share	$(0.21)	$(7.41)	$(1.83)	$(12.21)

Weighted average shares used in calculation of basic and diluted net loss per share	38,966	495	24,576	467

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
Cash	$15,323	$4,879
Restricted cash	250	125
Other current assets	811	342
Property and equipment, net	2,561	310
Other assets	636	675

Total assets	$19,581	$6,331

Accounts payable and accrued expenses	$5,727	$2,614
Deferred rent	114	81
Term debt obligations	916	164
Redeemable preferred stock	—	29,918
Stockholders’ equity	12,824	(26,446)

Total liabilities, redeemable preferred stock and stockholders’ equity	$19,581	$6,331